Exhibit 23.0



                       Consent of Independent Accountants

We consent to the incorporation by reference in Amendment No.1 to the Registration Statement (Form S-3 No. 333-84353), and the Registration Statements (Form S-8 No. 333-85827, No. 333-84013, and No. 333-77427) pertaining to the
Stock Option Plans and in the related Prospectus, of Reckson Service Industries, Inc. (the "Company") of our report dated February 22, 2000, with respect to the consolidated financial statements of the Company and Subsidiaries for the years ended December 31, 1999 and 1998, and for the period July 15, 1997 (commencement of operations) to December 31, 1997, included in this Annual Report Form 10-K for the year ended December 31, 1999.




                                                               Ernst & Young LLP

New York, New York
March 24, 2000